Exhibit 10.1

GLOBAL PAYMENTS INC.

RESTRICTED STOCK AWARD CERTIFICATE

Non-transferable
G R A N T T O

________________________
(“Grantee”)

by Global Payments Inc. (the “Company”) of

_____[fill in number]

shares of its common stock, no par value (the “Shares”) pursuant to and subject to the provisions of the Global Payments Inc. Amended and Restated 2011 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages of this award certificate (the “Terms and Conditions”). By accepting this Award, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Restricted Stock Award Certificate (the “Certificate”) and the Plan.

Unless sooner vested in accordance with Section 3 of the Terms and Conditions or otherwise in the discretion of the Committee, the restrictions imposed under Section 2 of the Terms and Conditions will expire as to the following percentage of the Shares awarded hereunder, on the following respective dates; provided that Grantee is then still employed by the Company or any of its Affiliates:

[insert vesting schedule]

IN WITNESS WHEREOF, Global Payments Inc., acting by and through its duly authorized officers, has caused this Certificate to be executed.

Global Payments Inc. By: Its: Authorized Officer	Grant Date: Grant Number: Accepted by Grantee: Date:

TERMS AND CONDITIONS
1. Grant of Shares. The Company hereby grants to the Grantee named on the cover page hereof, subject to the restrictions and the other terms and conditions set forth in the Plan and in this Certificate, the number of Shares indicated on the cover page hereof of the Company’s no par value common stock (the “Shares”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.
2. Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. If Grantee’s employment with the Company or any Affiliate terminates for any reason other than as set forth in paragraph (b) of Section 3 hereof, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of employment termination, and such Restricted Shares shall revert to the Company. The restrictions imposed under this Section shall apply to all shares of the Company’s Stock or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock.
3. Expiration and Termination of Restrictions. The restrictions imposed under Section 2 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

(a)
As to the percentages of the Shares specified on the cover page hereof, on the respective dates specified on the cover page hereof; provided Grantee is then still employed by the Company or an Affiliate; or

(b)	Termination of Grantee’s employment by reason of death or Disability or, subject to the consent of the Committee, Grantee’s Retirement.
4. Delivery of Shares. The Shares will be registered on the books of the Company in Grantee’s name as of the Grant Date and will be held by the Company during the Restricted Period in certificated or uncertificated form.
If a certificate for Restricted Shares is issued during the Restricted Period with respect to such Shares, such certificate shall be registered in the name of Grantee and shall bear a legend in substantially the following form:
“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Award Certificate between the registered owner of the shares represented hereby and Global Payments Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Certificate, copies of which are on file in the offices of Global Payments Inc.”
Stock certificates for the Shares, without the above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply if deemed advisable by the Company, with registration requirements under the Securities Act of 1933, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.
5. Voting and Dividend Rights. Grantee, as beneficial owner of the Shares, shall have full voting and dividend rights with respect to the Shares during and after the Restricted Period. If Grantee forfeits any rights he or she may have under this Certificate in accordance with Section 2, Grantee shall no longer have any rights as a shareholder with respect to the Restricted Shares or any interest therein and Grantee shall no longer be entitled to receive dividends on such stock.
6. No Right of Continued Employment. Nothing in the Plan or this Certificate or any document executed under either of them shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment without liability at any time, nor confer upon Grantee any right to continue in the employ of the Company or any Affiliate.
7. No Entitlement to Future Awards. The grant of this Award does not entitle Grantee to the grant of any additional awards under the Plan in the future. Future grants, if any, will be at the sole discretion of the Company.
8. Payment of Taxes. Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code. The Company or any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting of the Shares. The withholding requirement may be satisfied, in whole or in part, at the election of the Company’s general counsel, principal financial officer or chief accounting officer, by withholding from the settlement Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as such officer establishes. The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.
9. Amendment. The Committee may amend, modify or terminate this Certificate without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Restricted Shares hereunder had expired) on the date of such amendment or termination.
10. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. Without limiting the foregoing, the Restricted Shares are subject to adjustment as provided in Article 15 of the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative. Any conflict between this Certificate and the terms of a written employment, key position, or change-in-control agreement with Grantee that has been approved, ratified or confirmed by the Committee shall be decided in favor of the provisions of such employment, key position, or change-in-control agreement.
11. Governing Law. This Certificate shall be construed in accordance with and governed by the laws of the State of Georgia, United States of America, regardless of the law that might be applied under principles of conflict of laws. Grantee hereby agrees and submits to jurisdiction in the state and federal courts of the State of Georgia and waives objection to such jurisdiction.
12. Severability. If any one or more of the provisions contained in this Certificate is deemed to be invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.
13. Relationship to Other Benefits. The Shares shall not affect the calculation of benefits under any other compensation plan or program of the Company, except to the extent specially provided in such other plan or program.
14. Notice. Notices and communications hereunder must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Global Payments Inc., 3550 Lenox Road, Suite 3000, Atlanta, Georgia 30326, Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.
15. Clawback. Notwithstanding anything to the contrary in this Certificate, the Plan, or any employment, key position, or change-in-control agreement with Grantee, the award granted hereunder is subject to the provisions of the following clawback policy established by the Committee prior to the grant of the Restricted Shares hereunder. The Committee may seek to recoup all or any portion of the value of any annual or long-term incentive awards provided to any current or former executive officers in the event that the Company’s financial statements are restated due to the Company’s material noncompliance with any financial reporting requirement under the securities laws (the “Restatement”).  The Committee may seek recoupment from any current or former executive officer who received incentive-based compensation, granted after the date hereof, during the three (3) year period preceding the date that the Company was required to prepare the Restatement.  The Committee may seek to recover the amount by which the individual executive's incentive payments exceeded the lower payment that would have been made based on the restated financial results and the Committee may determine whether the Company shall effect such recovery:  (i) by seeking repayment from the executive; (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the executive under any compensatory plan, program or arrangement maintained by the Company; or (iii) a combination of foregoing.  The Grantee hereby acknowledges that this award is subject to the foregoing policy and agrees to make any repayment required in connection therewith.

16. Non-Competition and Non-Solicitation. As a condition of Grantee’s receipt of this Award, Grantee agrees to the following restrictions. Grantee acknowledges and agrees that as a result of Grantee’s employment with the Company or an Affiliate, Grantee’s knowledge of and access to confidential and proprietary information, and Grantee’s relationships with the Company’s or its Affiliate’s customers and employees, Grantee would have an unfair competitive advantage if Grantee were to engage in activities in violation of this Agreement. Grantee also acknowledges and agrees that the covenants in this Section 16 are necessary to protect the trade secrets of Company or an Affiliate.
16.1    Non-Competition. During the term of Grantee’s employment and for a period of twenty-four (24) months immediately following the termination of Grantee’s employment for any reason, Grantee shall not, directly or indirectly, seek or obtain any employment, independent contractor or consulting relationship with a Competitor, or otherwise provide any form of assistance or services to a Competitor or engage in Competitive Services, whether paid or unpaid, in the geographic area in which the Company or an Affiliate conducts business, in which Competitor that relate to Competitive Services and are the same or similar to those services actually performed by Grantee for the Company or an Affiliate; provided, however, that (a) nothing in this Section 16.1 shall prohibit Grantee relationship Grantee has duties for (or provides services to) such from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding publicly traded securities of any corporation which may compete directly or indirectly with the Company or an Affiliate; and (b) the time period of the non-compete in this Section 16.1 shall not be longer than the time period of the non-compete in a written employment agreement between Grantee and the Company.
16.2    Non-Solicitation of Customers. During the term of Grantee’s employment and for a period of twenty-four (24) months immediately following the termination of Grantee’s employment for any reason, Grantee shall not, directly or indirectly, on Grantee’s own behalf or on behalf of any other individual, corporation, partnership, joint venture, limited liability company, association or other entity or otherwise, solicit, divert or take away or attempt to solicit divert or take away any Protected Customer for the purpose of providing or selling Competitive Services; provided however, that the non-solicitation restriction contained in this Section 16.2 shall only apply to those Protected Customers (a) with whom Grantee, alone or in conjunction with others, had business dealings on behalf of the Company or an Affiliate during the twelve (12) month period immediately preceding the termination of Grantee’s employment or any earlier date of any alleged breach by Grantee of the restriction in Section 16.2 hereof, and/or (b) for whom Grantee was responsible for supervising or coordinating the business dealings between the Company or an Affiliate and the Protected Customer during the twelve (12) month period immediately preceding the termination of Grantee’s employment or any earlier date of any alleged breach by Grantee of the restriction in Section 16.2 hereof.
16.3    Non-Solicitation of Employees. During the term of Grantee’s employment and for a period of twenty-four (24) months immediately following the termination of Grantee’s employment for any reason, Grantee shall not, directly or indirectly, on Grantee’s own behalf or on behalf of any other individual, corporation, partnership, joint venture, limited liability company, association or other entity or otherwise, solicit or induce any Protected Employee with whom Grantee worked or otherwise had material contact with through employment with the Company or an Affiliate to terminate his or her employment relationship with the Company or an Affiliate or to enter into employment with any other individual, corporation, partnership, joint venture, limited liability company, association or other entity.
16.4    Definitions. For purposes of this Section 16, the following definitions shall apply:
(a)    “Competitive Services” means services competitive with the business activities engaged in by the Company or an Affiliate as of the date of termination of Grantee’s employment for any reason or any earlier date of an alleged breach by Grantee of the restrictions in Section 16 hereof, which include, but are not limited to, the provision of products and services to facilitate or assist with the movement in electronic commerce of payment and financial information, merchant processing, merchant acquiring, credit and debit transaction processing, check guarantee and verification, electronic authorization and capture, terminal management services, purchase card services, financial electronic data interchange, cash management services, and wire transfer services.
(b)    “Competitor” means any individual, corporation, partnership, joint venture, limited liability company, association, or other entity or enterprise which is engaged, wholly or in part, in Competitive Services, including but not limited to the following companies, all of whom engage in Competitive Services (and all of their parents, subsidiaries, or affiliates who engage in Competitive Services) and all of the successors in interest to any of the foregoing: Chase Paymentech Solutions, LLC, First Data Corporation, Total System Services, Inc., Wells Fargo Merchant Services, LLC, First National Merchant Solutions, LLC, RBS Lynk, iPayment, Inc., Bank of America

Merchant Services, LLC, National Processing Corporation, Elavon, Inc., Worldpay, Inc., and EVO Payments International, LLC.
(c)    “Protected Customer” means any individual, corporation, partnership, joint venture, limited liability company, association, or other entity or enterprise to whom the Company or an Affiliate has sold or provided its products or services, or actively solicited to sell its products or services, during the twelve (12) months prior to termination of Grantee’s employment for any reason or any earlier date of an alleged breach by Grantee of the restrictions in Section 16 hereof.
(d)    “Protected Employee” means any employee of the Company or an Affiliate who was employed by Company or an Affiliate at any time within six (6) months prior to the termination of Grantee’s employment for any reason or any earlier date of an alleged breach by Grantee of the restrictions in Section 16 hereof.
16.5    Rights and Remedies Upon Breach. Grantee agrees that, in the event that Grantee breaches or threatens to breach the covenants set forth in Section 16 hereof, the Company shall be entitled to enjoin, preliminarily and permanently, Grantee from violating or threatening to violate the covenants set forth in Section 16 hereof and to have the covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. In addition, if the Grantee breaches any of the covenants set forth in Section 16 hereof, all unvested Shares covered by this Certificate shall be immediately forfeited. Such forfeiture shall be in addition to any other right the Company may have with respect to any such violation or breach.
16.6    Severability. Grantee acknowledges and agrees that the covenants set forth in Section 16 hereof are reasonable and valid in time and scope and in all other respects and shall be considered and construed as separate and independent covenants. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Grantee will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.
16.7    Tolling. Grantee agrees that, if the enforceability of any of the terms of the covenants set forth in Section 16 hereof are challenged in court, and Grantee is not otherwise enjoined from breaching any of the covenants set forth in Section 16 hereof, and if a court of competent jurisdiction finds that the covenants are enforceable, the time period restrictions specified in Section 16 hereof are tolled from the earlier of (1) the filing of the lawsuit or (2) the date upon which a court of competent jurisdiction determines Grantee first breached any terms of the restrictive covenants; until the latter of (1) when the breaches conclusively ceased as determined by a court; or (2) until the dispute is resolved and all periods of appeal have expired. Grantee expressly agrees and understands that this provision may extend the time period restrictions set forth in Section 16 hereof by the time during which Grantee was in breach or by the time during which Grantee denies and challenges the enforceability of any of the terms of the restrictive covenants.